SUMMARY OF CERTAIN EXECUTIVE OFFICER AND
DIRECTOR COMPENSATION ARRANGEMENTS

Named Executive Officer Salary and Bonus Information

The following table presents the 2005 base salary of, and 2005 target bonuses pursuant to Pride’s annual incentive compensation plan for, the executive officers employed by Pride on July 1, 2005 who are named in the Summary Compensation Table included in Pride’s definitive proxy statement filed with the Securities and Exchange Commission on April 8, 2005.

	Annual Compensation
	2005	2005 Target
Name and Principal Position	Salary	Bonus

Louis A. Raspino	$750,000	$600,000
President and Chief Executive Officer
John R. Blocker, Jr.	$475,000	$332,500
Executive Vice President and Chief Operating Officer
Gary W. Casswell	$295,000	$147,500
Vice President — Eastern Hemisphere Operations

Under Pride’s annual incentive compensation plan for 2005, bonuses for executive officers will be paid on a discretionary basis by Pride’s Compensation Committee based on target objectives established by the Committee. The plan provides incentives to each executive officer to maximize Pride’s profitability, reduce debt, improve working capital and improve safety performance. In the case that target objectives are exceeded, the Committee could award a bonus in excess of the target bonus, up to a maximum bonus payable of two times the target bonus.

In the case of Messrs. Raspino and Blocker, 40% of bonus will be determined with reference to Pride’s consolidated earnings before taxes, 10% with reference to safety performance on a company-wide basis and 25% with reference to consolidated debt reduction, in each case relative to target levels approved by the Committee. The remaining 25% of Mr. Raspino’s and Mr. Blocker’s bonuses will be determined with reference to the level of achievement of individual goals set and approved by the Committee. In the case of Mr. Casswell, (a) 10% of bonus will be determined with reference to Pride’s consolidated earnings before taxes; (b) 30% with reference to earnings before taxes of Pride’s Eastern Hemisphere business unit; (c) 10% with reference to safety performance on a company-wide basis and another 10% on a business unit basis; and (d) a total of 20% on business unit balance sheet factors; in each case relative to target levels approved by the Committee. The remaining 20% of Mr. Casswell’s bonus will be determined with reference to the level of achievement of individual goals set and approved by the Committee.

Director Fees

The annual retainer for each outside director is $9,000 per quarter, or $36,000 annually. Each outside director also receives a fee of $1,500 for each board meeting attended and $1,500 for each committee meeting attended. The chairman of the board receives a retainer of $110,000 per year for service as chairman, with no additional fees payable for meetings attended. In addition, the chairman of the Audit Committee receives an annual fee of $12,000, the chairman of the Compensation Committee receives an annual fee of $6,000 and the chairman of the Nominating and Corporate Governance Committee receives an annual fee of $6,000.